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Exhibit (a)(1)(xviii)

SUPPLEMENT

TO

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
OF

7-ELEVEN, INC.

AT
$37.50 NET PER SHARE
BY

IYG HOLDING COMPANY

A WHOLLY OWNED SUBSIDIARY OF

SEVEN-ELEVEN JAPAN CO., LTD.

          THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 8, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.

        THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF 7-ELEVEN, INC. (THE "COMPANY") HAS DETERMINED THAT THE AMENDED OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES PURSUANT TO THE AMENDED OFFER.

        THE AMENDED OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE (THE "SHARES"), OF THE COMPANY WHICH WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE AMENDED OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY SEVEN-ELEVEN JAPAN CO., LTD. ("PARENT"), IYG HOLDING COMPANY ("PURCHASER") AND CERTAIN OTHER PERSONS, AS SET FORTH IN THE INTRODUCTION; AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF SHARES SUCH THAT UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED SHARES PURSUANT TO THE AMENDED OFFER, PARENT WILL, DIRECTLY OR INDIRECTLY, OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90% OF THE SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE INTRODUCTION). THE AMENDED OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS SUPPLEMENT TO THE OFFER TO PURCHASE. SEE "THE AMENDED OFFER—SECTION 11. CONDITIONS TO THE AMENDED OFFER" OF THIS SUPPLEMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Amended Offer is:

The Dealer Manager for the Amended Offer is:

Citigroup Global Markets Inc.

October 25, 2005

IMPORTANT

        A shareholder of the Company desiring to tender all or any portion of such shareholder's Shares must do one of the following, as applicable: (i) complete and sign the original (blue) or revised (purple) Letter of Transmittal and enclose all the documents required by it and its instructions, including such shareholder's Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this supplement; (ii) follow the procedure for book-entry transfer of Shares set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase (as defined in the Introduction) or, if applicable, deliver such Shares pursuant to the procedures for Shares held under the Company's Direct Stock Purchase Program or Franchisee Plan set forth in "The Amended Offer—Section 3. Procedures for Accepting the Amended Offer and Tendering Shares" of this supplement; or (iii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such broker, dealer, commercial bank, trust company, or other nominee to tender such Shares.

        Although the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, shareholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended offer and will receive the amended offer price per Share described in this supplement, if Shares are accepted for payment and paid for by Purchaser, pursuant to the amended offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the amended offer. Shareholders are not required to take any further action with respect to such tendered Shares in order to receive the amended offer price of $37.50 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the amended offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

        A shareholder of the Company who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the amended offer, may tender such Shares by following the procedures for guaranteed delivery discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this supplement. Requests for additional copies of this supplement, the Offer to Purchase, the revised (purple) Letter of Transmittal, the revised (orange) Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact such shareholder's broker, dealer, commercial bank or trust company for assistance.

i

SUMMARY TERM SHEET

        This summary term sheet highlights important and material information contained in this supplement to the Offer to Purchase (as defined in the "Introduction") but is intended to be an overview only. To fully understand the amended offer described in this supplement, and for a more complete description of the terms of the amended offer, you should read carefully this entire document along with the Offer to Purchase, the schedules and exhibits to the Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and in the Offer to Purchase and the revised (purple) Letter of Transmittal provided with this supplement. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

  •
  Seven-Eleven Japan Co., Ltd. ("Parent") has amended its offer, through IYG Holding Company ("Purchaser"), a wholly owned subsidiary of Parent incorporated in Delaware, to acquire all of the shares of common stock, par value $.0001 per share, of 7-Eleven, Inc. (the "Company") not owned by Parent and its subsidiaries by increasing the price in the offer to $37.50 per share in cash upon the terms and subject to the conditions set forth in the Offer to Purchase, the revised (purple) Letter of Transmittal and this supplement to the Offer to Purchase. All shareholders whose shares of Company common stock are validly tendered (and not withdrawn) and accepted for payment will receive the increased offer price even if such shareholders have tendered (and not withdrawn) their shares prior to the date of this supplement and take no further action. See "The Offer—Section l. Terms of the Offer" of the Offer to Purchase and the "Introduction" and "The Amended Offer—Section 1. Terms of the Amended Offer" of this supplement.

  •
  The special committee of independent directors of the Company has determined that the amended offer is fair to the Company's unaffiliated shareholders and recommends that the Company's shareholders accept the amended offer and tender their shares pursuant to the amended offer.

  •
  Parent currently owns, directly and through its 100% ownership interest in Purchaser, approximately 72.4% of the outstanding shares of Company common stock. In addition, Parent owns all of the outstanding 4.5% Convertible Quarterly Income Debt Securities due 2010 of the Company (the "QUIDS"), which are convertible into shares of Company common stock. Assuming conversion of the QUIDS, Parent currently owns, directly and through its 100% ownership interest in Purchaser, approximately 75.5% of the shares of Company common stock.

  •
  The expiration date of the amended offer is 12:00 midnight, New York City time, on Tuesday, November 8, 2005, unless such date is further extended. See "The Amended Offer—Section 1. Terms of the Amended Offer" of this supplement.

  •
  The amended offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn at least a majority of the outstanding shares of Company common stock owned by persons other than Parent, Purchaser and certain other persons as set forth in the "Introduction," which we refer to as the "minimum condition," as of the date the shares are accepted for payment pursuant to the amended offer; and

  •
  there being validly tendered and not withdrawn a sufficient number of shares of Company common stock such that upon acceptance for payment and payment for the tendered shares pursuant to the amended offer, Parent will, directly or indirectly through Purchaser, own a number of shares representing at least 90% of the shares of Company common stock on a fully diluted basis (as defined in the "Introduction").

    The minimum condition is not waivable. See "The Amended Offer—Section 11. Conditions to the Amended Offer" of this supplement for a description of the foregoing and certain other conditions to the amended offer. There is no financing condition to the amended offer.

  •
  If the amended offer is completed, Parent will cause Purchaser and the Company to merge pursuant to the "short-form" merger provisions of the Delaware General Corporation Law and the Texas Business Corporation Act, unless it is not lawful to do so. Under Section 253 of the Delaware General Corporation Law and Article 5.16 of the Texas Business Corporation Act, Purchaser may effect a "short form" merger without the affirmative vote of, or prior notice to, the Company's board of directors or shareholders if Purchaser owns at least 90% of the outstanding shares of Company common stock, which is the only class or series of stock issued by the Company. See "Special Factors—Section 6. Effects of the Offer" of the Offer to Purchase.

  •
  After the merger:

  •
  Parent would own directly or indirectly all of the equity interests in the Company;

  •
  the Company's current shareholders would no longer have any interest in the Company's future earnings or growth;

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  the Company would no longer be a public company, and its financial statements would no longer be publicly available; and

  •
  the Company's common stock would no longer trade on the New York Stock Exchange.

    See "The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations" of the Offer to Purchase.

  •
  Shareholders who tender their shares of Company common stock in the amended offer will, if the amended offer is completed, receive cash for their shares sooner than shareholders who wait for the merger, but shareholders who tender will not be entitled to a judicial appraisal of the fair value of their shares of Company common stock under the Texas Business Corporation Act. If the amended offer is completed, any shareholders who do not tender their shares of Company common stock will be entitled to demand the purchase of their shares of Company common stock following completion of the merger for a purchase price equal to the "fair value" of their shares, as determined by a court, by following the procedures required by the Texas Business Corporation Act. In connection with the exercise of such demand rights, shareholders may receive less, the same or more per share of Company common stock than is being offered in the amended offer. See "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3" and Schedule C to the Offer to Purchase and "Special Factors—Section 5. Dissenters' Appraisal Rights" of this supplement for more information concerning appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE AMENDED OFFER

        Parent, through Purchaser, is pursuing a tender offer to purchase all issued and outstanding shares of common stock of the Company not owned by Parent and its subsidiaries for $37.50 per share in cash. The following are some of the questions that you, as a shareholder of the Company, may have concerning the amended offer and answers to those questions. We urge you to read carefully the questions and answers in the Offer to Purchase, dated September 6, 2005, as amended, concerning the original offer. We also urge you to read carefully the remainder of this supplement, the Offer to Purchase and the revised (purple) Letter of Transmittal because the information in these questions and answers is intended to be an overview only of the amended offer. Additional important information is contained in the remainder of this supplement, the Offer to Purchase and the revised (purple) Letter of Transmittal.

Why is Purchaser amending its tender offer?

        Purchaser is amending its tender offer to increase the offer price from $32.50 per share to $37.50 per share in cash. The $37.50 per share price represents a premium of approximately 32% over the closing price of the shares on August 31, 2005, the last trading day prior to the announcement of the original offer. You should obtain a recent market quotation for shares of Company common stock in deciding whether to tender your shares in the amended offer.

Does the special committee of the Company's board of directors recommend that I tender my shares in connection with the amended offer?

        Yes. Based on a determination by the special committee of independent directors of the Company that the amended offer is fair to the Company's unaffiliated shareholders, the special committee recommends that you tender your shares in connection with the amended offer.

If I already tendered my shares in the original offer, do I have to do anything now?

        No. Company shareholders do not have to take any action regarding any shares previously validly tendered and not withdrawn. If the amended offer is completed, these shares will be accepted for payment and such shareholder will receive the amended offer price of $37.50 per share.

Has the expiration date of the offer been changed?

        Yes. The expiration date of the amended offer is 12:00 midnight, New York City time, on Tuesday, November 8, 2005, unless the amended offer is further extended. See "The Amended Offer—Section 1. Terms of the Amended Offer" of this supplement.

Who can I talk to if I have questions about the tender offer?

        You may call Innisfree at (888) 750-5834 (toll free). Innisfree is acting as the information agent for the amended offer. You may also call Citigroup Global Markets Inc. at (800) 956-2133 (toll free). Citigroup Global Markets Inc. is acting as the dealer manager for the amended offer. See the back cover of this supplement for additional contact information.

To the Holders of Common Stock of the Company:

INTRODUCTION

        The following information amends and supplements the Offer to Purchase, dated September 6, 2005, of IYG Holding Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Seven-Eleven Japan Co., Ltd. ("Parent"), as amended by amendments to the Schedule TO filed with the Securities and Exchange Commission (the "SEC") by Parent (as so amended, the "Offer to Purchase"), pursuant to which Purchaser is offering to purchase all the issued and outstanding shares of common stock, par value $.0001 per share (the "Shares"), of 7-Eleven, Inc., a Texas corporation (the "Company"), other than Shares owned by Parent or its subsidiaries, at the increased price of $37.50 per Share (the "Amended Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related original (blue) Letter of Transmittal, as amended and supplemented by this supplement (this "Supplement") to the Offer to Purchase and the revised (purple) Letter of Transmittal (which together constitute the "Amended Offer").

        THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE AMENDED OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES PURSUANT TO THE AMENDED OFFER.

        Tendering shareholders who are the record owners of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the revised (purple) Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Amended Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign the Substitute Form W-9 that is included in the revised (purple) Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Amended Offer. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase and "The Offer—Section 5. Certain Federal Income Tax Consequences" of the Offer to Purchase. Parent and Purchaser will pay all charges and expenses of Citigroup Global Markets Inc. (the "Dealer Manager"), The Bank of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Amended Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or Parent and each such person. See "The Offer—Section 14. Fees and Expenses" of the Offer to Purchase.

        THE AMENDED OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE AMENDED OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY PARENT, PURCHASER AND CERTAIN OTHER PERSONS, AS SET FORTH BELOW (THE "MINIMUM CONDITION"); AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF SHARES SUCH THAT UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED SHARES PURSUANT TO THE AMENDED OFFER, PARENT WILL, DIRECTLY OR INDIRECTLY, OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90% OF THE SHARES ON A FULLY DILUTED BASIS (THE "90% CONDITION"). THE MINIMUM CONDITION IS NOT WAIVABLE. SEE "THE AMENDED OFFER—SECTION 11. CONDITIONS TO THE AMENDED OFFER" OF THIS SUPPLEMENT.

        For purposes of the Amended Offer, "on a fully diluted basis" means, as of any time, the number of Shares outstanding, together with the Shares that the Company may be required to issue upon the conversion of the outstanding 4.5% Convertible Quarterly Income Debt Securities due 2010 (the "QUIDS") and pursuant to stock options outstanding at that date.

        The Minimum Condition will be satisfied if Company shareholders other than Excluded Shareholders have validly tendered and not withdrawn a majority of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Amended Offer. For purposes of the Amended Offer, "Excluded Shareholders" means, collectively, Parent, Purchaser, their respective officers and directors and the officers and directors of the Company and of Seven & I Holdings Co., Ltd. ("Holdings"), which owns all of the outstanding shares of Parent.

        According to information provided to Parent and Purchaser by the Company, as of October 20, 2005, there were 115,891,066 Shares issued and outstanding. Of those Shares, 31,372,782 Shares were owned by persons other than the Excluded Shareholders. In addition, according to information provided to Parent and Purchaser by the Company, as of October 20, 2005, there were outstanding stock options for the purchase of 2,347,099 Shares. Of those Shares reserved for issuance in connection with the exercise of outstanding stock options, approximately 751,299 Shares are reserved in respect of stock options held by persons other than the Excluded Shareholders.

        Based on the foregoing, as of October 20, 2005, the Minimum Condition would be satisfied if Company shareholders (other than the Excluded Shareholders) tender and do not withdraw at least 15,686,392 Shares (assuming none of the outstanding stock options held by persons other than Excluded Shareholders are exercised prior to the expiration of the Amended Offer).

        Except as otherwise expressly set forth in this Supplement and in the revised (purple) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related original (blue) Letter of Transmittal remain applicable in all respects to the Amended Offer. This Supplement should be read carefully in conjunction with the Offer to Purchase and the revised (purple) Letter of Transmittal. Capitalized terms used herein and not otherwise expressly defined shall have the meanings set forth in the Offer to Purchase. As used herein, the term "Original Offer" shall mean Parent's and Purchaser's original offer to purchase Shares at $32.50 per Share pursuant to the Offer to Purchase and the related original (blue) Letter of Transmittal.

        Procedures for tendering Shares are set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase and "The Amended Offer—Section 3. Procedure for Accepting the Amended Offer and Tendering Shares" of this Supplement. Tendering shareholders may continue to use the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or they may use the revised (purple) Letter of Transmittal and the revised (orange) Notice of Guaranteed Delivery circulated with this Supplement. Although the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, shareholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer.

        SHARES PREVIOUSLY VALIDLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE AMENDED OFFER. SHAREHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE AMENDED OFFER PRICE, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE AMENDED OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. SEE "THE OFFER—SECTION 4. WITHDRAWAL RIGHTS" OF THE OFFER TO PURCHASE FOR THE

PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE AMENDED OFFER.

        The purpose of the Amended Offer is to acquire for cash as many outstanding Shares not owned by Parent and Purchaser as possible as a first step in acquiring the entire equity interest in the Company. If the Amended Offer is completed, Parent will cause the short form merger of Purchaser and the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), unless it is not lawful to do so. The Merger would be effected without a vote of the shareholders of the Company or the approval of the board of directors of the Company. In the Merger, each then issued and outstanding Share (other than Shares held by Purchaser or Parent and Shares held by shareholders who validly perfect their dissenters' rights under the TBCA) will be converted into and represent the right to receive the Amended Offer Price.

        If, after the Amended Offer is completed but prior to the completion of the Merger, the aggregate beneficial ownership by Parent and Purchaser of the outstanding Shares should fall below 90% for any reason, or if the Amended Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for the beneficial ownership interest of Purchaser and Parent to equal or exceed 90% of the Shares. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Amended Offer Price. For a discussion of other actions that Parent and Purchaser may take if the Amended Offer is not completed, see "Special Factors—Section 7. Conduct of the Company's Business if the Offer Is Not Completed" of the Offer to Purchase.

        This Supplement, the Offer to Purchase and the documents incorporated by reference in this Supplement and the Offer to Purchase include certain forward-looking statements. These statements appear throughout this Supplement and the Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent's and Purchaser's plans with respect to the Shares or its actions if it does not complete the Amended Offer. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

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  whether the conditions to the Amended Offer will be satisfied;

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  following the completion of the Amended Offer and the consummation of the Merger, the ability to integrate successfully the Company into Parent's operations;

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  general economic, capital market and business conditions;

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  competitive factors in the industries and markets in which each of the Company and Parent operates and general industry trends;

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  the effect of war, terrorism or catastrophic events;

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  changes in government regulation;

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  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

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  the ability of Parent to execute fully on its business strategy after taking the Company private, including future expenditures on capital projects.

        The information contained in this Supplement and the Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Parent nor Purchaser takes any responsibility for the accuracy of such information.

        THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE REVISED (PURPLE) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE AMENDED OFFER.

SPECIAL FACTORS

1.     Background of the Amended Offer.

        Parent and Purchaser launched the Original Offer on September 6, 2005. On September 9, 2005, the Company announced that the special committee of its board of directors had retained Greenhill & Co. LLC ("Greenhill") as its financial advisor and Weil, Gotshal & Manges, LLP ("Weil") as its legal advisor to assist the special committee with its evaluation of the Original Offer.

        On September 16, 2005, the special committee requested, through its legal and financial advisors who spoke with the legal and financial advisors of Parent, that Parent consider extending the Expiration Date in order to allow the special committee more time to evaluate the Original Offer.

        On September 19, 2005, the Company filed its initial Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in connection with its evaluation of the Original Offer. According to the Schedule 14D-9, the special committee was unable to take a position with respect to the Original Offer pending the completion of its review and evaluation of the material terms and provisions of the Original Offer with its legal and financial advisors.

        On September 20, 2005, Parent, at the request of the Company's special committee, extended the expiration date of the Original Offer to 12:00 midnight, New York City time, on Tuesday, October 18, 2005.

        On September 21, 2005, representatives of Weil and Greenhill met with representatives of Shearman & Sterling and Citigroup Global Markets Inc. ("Citigroup") in New York. At the meeting, the parties discussed the process by which they might conduct discussions with respect to the Original Offer.

        On September 22, 2005, the Company filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. According to the amended Schedule 14D-9, the Company's special committee had determined that the offer price of $32.50 per Share was inadequate and had recommended that the Company's shareholders reject the Original Offer and not tender their shares in connection with the Original Offer. The following day, Parent announced that, after it had an opportunity to review the special committee's reasons for its recommendation against the Original Offer, Parent would decide whether to continue with the Original Offer at the $32.50 per Share price, maintain a dialogue with the special committee and/or its advisors regarding the Original Offer or withdraw the offer entirely.

        At a meeting in New York on September 26, 2005, representatives of Citigroup and Greenhill discussed certain analyses contained in the presentation provided by Citigroup to the board of directors of Parent dated August 31, 2005. On September 27, 2005, a representative of Greenhill telephoned a Citigroup representative and indicated that, while the special committee had made no formal determination, the special committee may be willing to consider supporting an offer price of $39.50 per share. The Citigroup representative responded that Parent might be willing to consider increasing the $32.50 offer price in order to obtain the support of the special committee, but that the $39.50 per share proposal was likely to be in excess of the price level that Parent would entertain.

        On September 28, 2005, at the direction of Parent, representatives of Citigroup contacted representatives of Greenhill and informed them that, in order to obtain the support of the special committee, Parent may be willing to consider an increase in its offer price to $34.00 per Share. Greenhill responded that the special committee would not likely support such a proposal but that, given Parent's willingness to consider an increase in its offer price, the special committee was willing to consider a decrease in its prior proposal from $39.50 to $39.00 per Share. On September 29, 2005, Citigroup and Greenhill agreed to arrange a meeting for the following week among the respective legal and financial advisors of Parent and the special committee.

        A meeting among the respective advisors to Parent and the special committee was held at Weil's offices in New York on October 3, 2005. At the meeting, Citigroup reiterated Parent's views, disclosed in the Offer to Purchase, as to the Company's prospects, including the necessity of increased investment in the Company's core merchandise sales business and existing store base. See "Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for the Company After the Offer and the Merger" and "Special Factors—Section 6. Company Financial Projections" of the Offer to Purchase. Citigroup then informed the special committee's advisors that Parent may be willing to consider an increase in the offer price to $35.00 per Share, conditioned on the affirmative recommendation of the special committee and settlement of the outstanding litigation. The special committee's advisors responded that the special committee would not support an offer at that price, nor were they authorized to continue discussions with Parent's advisors unless Parent was willing to consider an offer price at a level above the then-current trading price for the Shares.

        On October 6, 2005, at the direction of Parent, representatives of Citigroup contacted a representative of Greenhill and informed him that Parent may be willing to consider an increase in its offer price to $36.00 per Share, conditioned on the affirmative recommendation of the special committee and settlement of the outstanding litigation. On October 8, 2005, Greenhill contacted representatives of Citigroup and informed them that the special committee would consider supporting an offer price of $38.00 per Share. Citigroup and Parent's legal advisors updated representatives of Parent regarding the special committee's proposal on October 9, 2005.

        On October 10, 2005, an independent director of the Company who was not a member of the special committee contacted a senior representative of Parent to discuss the $38.00 per Share price proposed by the special committee. The Parent representative informed the Company director that Parent would not be prepared to consider an offer at $38.00 per Share and advised the Company director that Parent's advisors would contact the advisors to the special committee to discuss the status of the offer further. Later the same day, representatives of Parent had discussions by telephone with Parent's legal and financial advisors regarding the special committee's latest proposal. After discussion, Parent authorized Citigroup to indicate to Greenhill that Parent may be willing to consider an increase in its offer price to $37.00 per Share, conditioned on the affirmative recommendation of the special committee and settlement of the outstanding litigation. A Citigroup representative telephoned a representative of Greenhill on October 11, 2005 and relayed the $37.00 per Share proposal.

        On October 14, 2005, the special committee's legal and financial advisors had discussions by telephone with representatives of the plaintiffs that had filed various class action and derivative lawsuits in connection with the Offer. The special committee's legal and financial advisors informed the plaintiffs' representatives that the special committee would be willing to consider supporting an offer price of $38.00 per Share and that Parent's representatives had indicated that Parent may be willing to consider an increase in its offer price to $37.00 per Share.

        On October 17 and 18, 2005, Parent's legal and financial advisors had a series of discussions by telephone with the special committee's legal and financial advisors as well as with representatives of the class action and derivative lawsuit plaintiffs. During these discussions, the special committee's advisors informed Parent's advisors that the special committee remained prepared to consider an offer price of $38.00 per Share and that the special committee would not support a proposal at $37.00 per Share. Representatives for the class action plaintiffs also indicated that the plaintiffs would be willing to enter into settlement discussions with respect to the class action lawsuit in connection with a $38.00 per Share offer price.

        On October 18, 2005, representatives of Parent instructed Citigroup to indicate to Greenhill that Parent would be willing to increase its offer price to $37.50 per Share, which would represent Parent's "highest and best" offer price, but only if the increased offer was supported by the special committee. Representatives of Parent also instructed Citigroup to convey to the special committee's representatives that settlement of the shareholder class action lawsuits was of critical importance to Parent. A Citigroup representative telephoned a representative of Greenhill later the same day and relayed the $37.50 per Share proposal.

        On October 19, 2005, representatives of the class action plaintiffs telephoned a representative of Shearman & Sterling and informed him that the class action plaintiffs would be willing to enter into settlement discussions in connection with the potential increase by Parent of its offer price from $32.50 to $37.50. Also on October 19, the special committee held a meeting to consider Parent's $37.50 per Share proposal. At the meeting, Greenhill delivered its opinion as to the fairness of the Amended Offer Price to the unaffiliated shareholders of the Company. The special committee unanimously resolved to recommend that shareholders of the Company accept the Amended Offer and tender their shares pursuant to the Amended Offer, conditioned on certain modifications to the tender offer conditions described in connection with the Original Offer.

        During the day and evening of October 20, 2005, the respective legal advisors to Parent and the special committee discussed and agreed on modifications to the offer conditions required by the special committee, and an agreement in principle was reached between Parent and the shareholder class action plaintiffs, subject to court approval, to settle the litigation brought by the plaintiffs. Prior to the opening of the market on October 21, 2005, Parent and the Company jointly announced an increase in the Original Offer Price to $37.50 per Share, the special committee's favorable recommendation of the Amended Offer and the agreement in principle with respect to the settlement of the shareholder class action litigation.

2.     Position of the Company Regarding Fairness of the Amended Offer.

        The rules of the SEC require the Company to express its belief as to the fairness of the Amended Offer to shareholders of the Company who are not affiliated with the Company, Parent or Purchaser. The special committee of independent directors of the Company has determined that the Amended Offer is fair to the unaffiliated shareholders of the Company and recommends that the Company's shareholders tender their Shares in connection with the Amended Offer. The special committee's determination and recommendation are set forth in the amended Solicitation/Recommendation Statement filed on Schedule 14D-9 on the date hereof and included with this Supplement (the "Schedule 14D-9 Amendment").

3.     Position of Holdings, Parent and Purchaser Regarding Fairness of the Amended Offer.

        The discussion set forth in "Special Factors—Section 3. Position of Holdings, Parent and Purchaser Regarding Fairness of the Offer and the Merger" of the Offer to Purchase is hereby amended and restated as follows:

        The rules of the SEC require Holdings, Parent and Purchaser (collectively, the "Parent Group") to express their belief as to the fairness of the Amended Offer and the Merger to shareholders of the Company who are not affiliated with the Parent Group.

        The Parent Group believes that the Amended Offer Price to be received by the unaffiliated shareholders of the Company pursuant to the Amended Offer and the Merger is fair to such unaffiliated shareholders. The Parent Group bases its belief on the following factors, each of which, in its judgment, supports its view as to the fairness of the Amended Offer and the Merger:

  •
  The Amended Offer Price represents premiums of approximately 32% to the closing price of the Shares on August 31, 2005, the last trading day prior to the date on which Parent's intention to make the Original Offer was announced, approximately 21% to the average closing price of the Shares for the 30 trading days prior to August 31, 2005, approximately 20% to the average closing price of the Shares for the 60 trading days prior to August 31, 2005 and approximately 25% to the average closing price of the Shares for the 90 trading days prior to August 31, 2005.

  •
  The analyses contained in the presentation provided by Citigroup to the Parent's board of directors dated August 31, 2005, which included an overview of premiums paid in other similar transactions since January 2001, a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for the Company, an analysis of publicly available information for transactions announced in the retail industry since 2003 and discounted cash flow analyses with respect to the Company. A summary of the Citigroup presentation, which does not express an opinion with respect to the fairness of the Original Offer Price or the Amended Offer Price, is set forth in "Special Factors—Section 4. Summary Report of Citigroup to the Board of Directors of Parent" of the Offer to Purchase.

  •
  The Amended Offer and the Merger will provide additional liquidity for the unaffiliated shareholders of the Company.

        In addition, the Parent Group believes that the Amended Offer and the Merger are procedurally fair to the unaffiliated shareholders of the Company, based on the following factors:

  •
  The Amended Offer is conditioned upon the tender of a majority of the Shares not owned by Parent, Purchaser, their respective officers and directors and the officers and directors of the Company and Holdings. This Minimum Condition is not waivable. The Parent Group believes that the Company's unaffiliated shareholders are therefore able to evaluate the terms of the Amended Offer and their fairness without coercion, and that an informed decision by holders of a majority of the Shares, other than Shares held by Parent, Purchaser and such persons as set forth above, provides meaningful procedural protections for the Company's unaffiliated shareholders.

  •
  Each of the Company's unaffiliated shareholders will be able to decide voluntarily whether or not to tender such shareholder's Shares in the Amended Offer and, if the Amended Offer and the Merger are completed and such shareholder has elected not to tender, such shareholder will receive exactly the same type and amount of consideration in the Merger that such shareholder would have received in the Amended Offer.

  •
  Shareholders who do not tender their Shares in the Amended Offer would be entitled, in connection with the Merger, to demand the purchase of their Shares for a purchase price equal to the "fair value" of their Shares, as determined by a court, by following the procedures required by the TBCA.

  •
  The Company appointed a special committee of its board of directors comprised of individuals who are not officers or directors of the Parent Group to evaluate the Amended Offer, and the special committee retained Greenhill as its financial advisor and Weil as its legal advisor.

        To the best of the Parent Group's knowledge, a majority of the directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of preparing a report concerning the fairness of the transaction. However, based on the Company's public disclosure that the special committee of its board of directors retained Greenhill and Weil as its financial and legal advisors to assist it in considering the Amended Offer and in light of the procedural safeguards discussed above, the Parent Group does not believe the failure to retain such representative to be material.

        The Parent Group did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In reaching its conclusion as to fairness, the Parent Group did not consider the liquidation value of the Company's assets because it considers the Company to be a viable going concern. In addition, the liquidation of the Company's assets was not considered to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent's overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Parent Group believes that the liquidation value of the Company is irrelevant to a determination as to whether the Amended Offer is fair to unaffiliated shareholders. Further, the Parent Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per share as of June 30, 2005, calculated by dividing stockholders' equity by the number of shares of common stock outstanding, was $4.91. This value is substantially below the Amended Offer Price. The Parent Group is not aware of any firm offers made for the Company during the past two years and in any event, as it has confirmed with the special committee, has no intention of selling its Shares, and therefore did not consider any such offers in reaching its conclusion as to fairness.

        The Parent Group's consideration of the factors described above reflects its assessment of the fairness of the Amended Offer Price to the Company's unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis. The Parent Group considered the going concern value of the Company in making its determination regarding fairness. To measure the Company's going concern value, the Parent Group considered the analyses of discounted cash flow with respect to the Company (based on Company financial information provided to Citigroup by Parent) as well as a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for the Company provided to Citigroup by Parent contained in the presentation provided by Citigroup. A summary of the Citigroup presentation provided to the Parent's board of directors, dated August 31, 2005, which does not express an opinion with respect to the fairness of the Original Offer Price or the Amended Offer Price, is set forth in "Special Factors—Section 4. Summary Report of Citigroup to the Board of Directors of Parent" of the Offer to Purchase.

        The foregoing discussion of the information and factors considered and given weight by the Parent Group is not intended to be exhaustive, but is believed to include the material factors considered by the Parent Group. The Parent Group's view as to the fairness of the Amended Offer to unaffiliated shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder's Shares in the Amended Offer.

4.     Effects of the Amended Offer.

        The third paragraph under "Special Factors—Section 6. Effects of the Offer" of the Offer to Purchase is hereby amended and restated as follows:

        Under the terms of the employment agreement entered into between the Company and each of James W. Keyes, Gary R. Rose, Bryan F. Smith, Jr., David M. Podeschi and Edward W. Moneypenny, filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, if the Company undergoes a "going private" transaction (which would include the Offer and Merger) and the executive resigns within 60 days following the completion of the transaction, then the executive will be entitled to certain benefits, including the following:

  •
  continuation of base salary for a period of two years (in the case of Messrs. Moneypenney and Podeschi), two and one-half years (in the case of Messrs. Rose and Smith) or three years (in the case of Mr. Keyes);

  •
  payment of 100% of the executive's annual performance incentive target potential for the year in which the resignation occurs, and for one year thereafter (or two years thereafter in the case of

    Mr. Keyes), and in the case of Messrs. Rose and Smith, an additional payment equal to 50% of the executive's target potential for the following year; and

  •
  reimbursement under certain circumstances for the cost of retiree medical and dental coverage or COBRA continuation coverage, as applicable, for the executive and his covered dependents.

        Information regarding ownership of Shares, performance share units, restricted shares and options to purchase Shares by the executive officers of the Company is set forth on Schedule I to the Schedule 14D-9 Amendment.

5.     Dissenters' Appraisal Rights.

        Holders of Shares do not have appraisal rights in connection with the Amended Offer. However, upon completion of the Amended Offer, Parent will cause Purchaser and the Company to effect the Merger, unless it is not lawful to do so, and each holder of Shares who has not tendered such holder's Shares in the Amended Offer and who validly exercises such holder's dissenters' appraisal rights in connection with the Merger by properly complying with the requirements of Articles 5.12, 5.13 and 5.16 of the TBCA will have the right to have the "fair value" of such holder's Shares determined by a court and paid to them in cash. Under Texas law, fair value of Shares for purposes of the exercise of dissenter's appraisal rights in connection with the Merger is defined as the value of the Shares as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. This value may be determined to be more or less than or the same as the $37.50 per share cash consideration to be received either in the Amended Offer or pursuant to the terms of the Merger.

        Further detailed information concerning appraisal rights in connection with the Merger is set forth in "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3" of the Offer to Purchase and Schedule C of the Offer to Purchase.

THE AMENDED OFFER

1.     Terms of the Amended Offer.

        The discussion set forth in "The Offer—Section 1. Terms of the Offer" of the Offer to Purchase is hereby amended and supplemented as follows:

        Purchaser has amended the Original Offer to purchase the Shares. The price per Share to be paid pursuant to the Original Offer has been increased from $32.50 per Share to $37.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Amended Offer. All shareholders whose Shares are validly tendered (and not withdrawn) and accepted for payment (including Shares tendered and not withdrawn prior to the date of this Supplement) will receive the Amended Offer Price.

        Upon the terms and subject to the conditions set forth in "The Amended Offer—Section 11. Conditions to the Amended Offer" of this Supplement and, if the Amended Offer is extended or amended, the terms and conditions of such extension or amendment, Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by "The Offer—Section 4. Withdrawal Rights" of the Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 8, 2005, unless and until Purchaser has extended the period of time during which the Amended Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Amended Offer, as so extended by Purchaser, expires.

2.     Acceptance for Payment and Payment for Shares.

        Purchaser will accept for payment, and will pay for, the Shares in the Amended Offer as set forth in "The Offer—Section 2. Acceptance for Payment and Payment for Shares" of the Offer to Purchase.

3.     Procedures for Accepting the Amended Offer and Tendering Shares.

        The discussion set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase is hereby amended and supplemented as follows:

        Shareholders tendering Shares may use the original (blue) Letter of Transmittal that was distributed with the Offer to Purchase or the revised (purple) Letter of Transmittal distributed with this Supplement. Although the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, shareholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price per Share described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer. Shareholders are not required to take any further action with respect to such Shares in order to receive the Amended Offer Price, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

        Shareholders tendering Shares in their book-entry accounts under the Company's Direct Stock Purchase Program or Franchisee Plan must complete the box in the revised (purple) Letter of Transmittal entitled "Description of Shares Tendered" by (i) checking the box indicating that such Shares were purchased through the Direct Stock Purchase Program or Franchisee Plan, (ii) providing their account number, and (iii) indicating the number of Shares to be tendered by book-entry account under the Direct Stock Purchase Program or Franchisee Plan.

4.     Withdrawal Rights.

        The withdrawal rights pursuant to the Amended Offer are set forth in "The Offer—Section 4. Withdrawal Rights" of the Offer to Purchase.

5.     Certain Federal Income Tax Consequences.

        Certain federal income tax consequences of the Amended Offer are summarized in "The Offer—Section 5. Certain Federal Income Tax Consequences" of the Offer to Purchase.

6.     Price Range of the Shares; Dividends.

        The discussion set forth in "The Offer—Section 6. Price Range of the Shares; Dividends" of the Offer to Purchase is hereby amended and restated as follows:

        The Shares are listed on the NYSE under the symbol "SE." The following table sets forth, for each of the fiscal quarters indicated, the high and low trading prices for the Shares on the NYSE.

	Common Stock
	High	Low
Fiscal Year 2004
First Quarter	$19.50	$13.65
Second Quarter	18.50	15.10
Third Quarter	20.64	15.80
Fourth Quarter	24.20	19.95
Fiscal Year 2005
First Quarter	$25.70	$21.29
Second Quarter	32.00	22.28
Third Quarter	36.13	27.25
Fourth Quarter (through October 24, 2005)	37.45	34.69

        On August 31, 2005, the last full trading day prior to the public announcement of the Original Offer, the closing price of the Shares on the NYSE was $28.34 per Share. On September 2, 2005, the last full trading day prior to the commencement of the Original Offer, the closing price of the Shares on the NYSE was $35.10 per Share. On October 20, 2005, the last full trading day prior to the public announcement of the Amended Offer, the closing price of the Shares on the NYSE was $35.84 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        No dividends have ever been paid on the Shares. Under Texas law, the Company is permitted to pay cash dividends only:

  •
  out of the Company's surplus, which is defined as the excess of the total assets of the Company over the sum of the Company's total debts, the par value of the Company's stock, the consideration fixed by the Company's board of directors for stock without par value and any amounts previously transferred to the Company's stated capital; and

  •
  if, after paying cash dividends, the Company would not be insolvent, which is defined as the inability to pay debts as they become due in the usual course of its business.

7.     Certain Information Concerning the Company.

        The discussion set forth in "The Offer—Section 7. Certain Information Concerning the Company" is hereby amended and supplemented as follows:

        Updated Financial Information.    The following table sets forth certain summary financial data for the Company as of and for the nine months ended September 30, 2005 and 2004 and for each of the years ended December 31, 2004 and 2003.

        The summary financial data set forth below relating to the years ended December 31, 2004 and 2003 was extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The summary financial data set forth below relating to the nine months ended September 30, 2005 and 2004 was extracted from, and should be read in conjunction with, the unaudited financial reports and other financial information contained in the Company's Current Report on Form 8-K filed with the SEC on the date hereof. Certain prior year amounts contained in the table below have been reclassified to conform to the current year presentation.

	For Nine Months Ended September 30,		For Twelve Months Ended December 31,
	2005	2004	2004	2003
		Restated		Restated
	Numbers in Thousands (except per share data)
Income Statement Data(1)
Total Revenues	$10,196,024	$9,116,018	$12,246,083	$10,827,279
Total costs and expenses	9,957,468	8,951,653	12,073,568	10,689,411
Earnings from continuing operations before cumulative effect of accounting change	145,996	102,663	108,497	85,478
Net earnings	146,435	95,203	96,506	62,073
Earnings Per Share Data(1)
Basic earnings per share from continuing operations before cumulative effect of accounting change	$1.28	$.92	$.97	$.80
Diluted earnings per share from continuing operations before cumulative effect of accounting change	1.16	.84	.90	.75
Basic net earnings per share	1.28	.85	.86	.58
Diluted net earnings per share	1.16	.78	.81	.57

(1)
Prior year earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.

        The Company has not publicly disclosed information regarding its ratio of earnings to fixed charges. The Company has, however, provided the following information to Parent and Purchaser for the sole purpose of allowing Parent and Purchaser to comply with disclosure requirements of the United States Securities and Exchange Commission (the "SEC"):

		For Nine Months Ended September 30,		For Twelve Months Ended December 31,
		2005		2004		2003
		Numbers in Millions
Earnings
Add:	Pre-Tax income from continuing operations	$237.3		$170.9		$138.1
	Fixed charges	110.6		153.5		164.9
	Amortization of capitalized interest	0.5		0.7		1.0
	Distributed income of equity investees	0.0		0.0		0.0
	Company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	0.0		0.0		0.0
Subtract:	Interest capitalized	(1.6)		(1.8)		(4.4)
	Preference security dividend requirements of consolidated subsidiaries	0.0		0.0		0.0
	Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	0.0		0.0		0.0
	Total Earnings	$346.8		$323.3		$299.6

Fixed Charges
	Interest expensed and capitalized(1)	$45.7		$68.0		$83.9
	Amortized premiums, discounts and capitalized expenses related to indebtedness	0.8		2.4		2.1
	Estimated interest within rental expenses(2)	64.1		83.1		78.9
	Preference security dividend requirements of consolidated subsidiaries	0.0		0.0		0.0
	Total Fixed Charges	$110.6		$153.5		$164.9

Ratio of Earnings to Fixed Charges		3.1	x	2.1	x	1.8	x

(1)
Excludes FAS 15 cash interest payments not included in reported interest expense per GAAP (only applicable in 2003)
(2)
Assumes interest represents one-third of total rent expense (based on Moody's Investors Service approach)

        According to the Schedule 14D-9 Amendment, due to the potential applicability of limitations contained in Section 16 of the Securities Exchange Act of 1934, none of the executive officers and directors of the Company not affiliated with Parent or Purchaser intends to tender his or her Shares in the Amended Offer, nor do any such persons intend to assert any appraisal rights in connection with the Merger.

8.     Certain Information Concerning Holdings, Purchaser and Parent.

        Certain information concerning Holdings, Purchaser and Parent is set forth in "The Offer—Section 8. Certain Information Concerning Holdings, Purchaser and Parent" of the Offer to Purchase.

9.     Source and Amount of Funds.

        The discussion set forth in "The Offer—Section 9. Source and Amount of Funds" of the Offer to Purchase is hereby amended and supplemented as follows:

        The Amended Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to complete the Amended Offer is estimated to be approximately

$1.2 billion, plus any related transaction fees and expenses. See "The Offer—Section 14. Fees and Expenses" of the Offer to Purchase. Parent intends to use cash on hand to fund the Amended Offer Price for tendered Shares and to pay any related transaction fees.

10.   Dividends and Distributions.

        The treatment of dividends and distributions with respect to the Shares pursuant to the Amended Offer is set forth in "The Offer—Section 10. Dividends and Distributions" of the Offer to Purchase.

11.   Conditions to the Amended Offer.

        The discussion set forth in "The Offer—Section 11. Conditions to the Offer" of the Offer to Purchase is hereby amended and restated as follows:

        Notwithstanding any other provision of the Amended Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Amended Offer at any time in its sole discretion, Purchaser will not be required to accept for payment any tendered Shares, and may amend or terminate the Amended Offer, if (i) at the Expiration Date the Minimum Condition has not been satisfied or (ii) at any time on or after October 1, 2005 and prior to the Expiration Date, any of the following events has occurred:

  •
  there has not been validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Parent will, directly or indirectly, own a number of Shares representing at least 90% of the Shares outstanding on a fully diluted basis (as defined in the "Introduction");

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company that has or might reasonably be expected to have a material adverse effect on the Company (an "Adverse Effect");

  •
  there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a "Governmental Entity"), whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or completion of the Amended Offer or consummation of the Merger, or otherwise directly or indirectly materially and adversely affects the Amended Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or compels the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and subsidiaries taken as a whole or of the Company as a result of the transactions contemplated by the Amended Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) requires divestiture by Parent or Purchaser or any of their affiliates of any or all of the Shares, or (vi) otherwise has or might reasonably be expected to have an Adverse Effect;

  •
  there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Amended Offer or the Merger, or any other action has been taken by any Governmental Entity, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of the paragraph above;

  •
  there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States or Japan market in loans, (iii) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the United States or Japan, (iv) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or Japan or (v) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Original Offer, a material acceleration or worsening thereof;

  •
  the Company and Purchaser or Parent have reached an agreement or understanding that the Amended Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Shares or assets of the Company; such agreement or understanding in each case, having been approved by the special committee of independent directors of the Company that has been appointed by the Company's board of directors to review the Amended Offer;

  •
  the Company has issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (i) shares of its capital stock, including the Shares (other than the issuance of Shares upon conversion of the QUIDS or pursuant to employee stock options outstanding on September 1, 2005 in accordance with the present terms thereof), (ii) securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (iii) other securities in respect of, in lieu of or in substitution for Shares outstanding on September 1, 2005, or (iv) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities;

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect;

  •
  the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise affected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or as to which Parent has received notice, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Amended Offer or the Merger; or

  •
  the special committee (or the Company acting on the direction of the special committee) shall have withdrawn or amended or modified in any manner adverse to Parent or Purchaser (whether by further amendment to the Company's Schedule 14D-9 or otherwise) its positive recommendation of the Amended Offer at any time on or prior to the Expiration Date.

        The foregoing conditions are for the sole benefit of Parent, Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The Minimum Condition may not be waived by Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Amended Offer.

12.   Effect of the Amended Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations.

        The discussion set forth in "The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations" of the Offer to Purchase is hereby amended and supplemented as follows:

        According to information provided to Parent and Purchaser by the Company, as of October 20, 2005, there were approximately 1,166 holders of record of the Shares and 115,891,066 Shares outstanding.

13.   Certain Legal Matters; Regulatory Approvals.

        The discussion set forth in "The Offer—Section 13. Certain Legal Matters; Regulatory Approvals" of the Offer to Purchase is hereby supplemented as follows:

        As disclosed in amendments to the Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by the Company with the SEC and in amendments to the Tender Offer Statement on Schedule TO previously filed by Parent with the SEC, there have been four purported class action lawsuits filed related to the Original Offer (the "Class Action Suits"). The Class Action Suits and dates of filing are as follows:

  •
  Casden v. 7-Eleven, Inc., et al., No. 05-08944-M (Filed in 298th District Court, Dallas County, Texas on September 1, 2005).

  •
  Green Meadows Partners L.P. v. Devening, et al., No. 05-11507-A (Filed in County Court at Law No. 1, Dallas County, Texas on September 8, 2005).

  •
  Siebels et al. v. Suzuki et al., No. 05-09600-G (Filed in 134th District Court, Dallas County, Texas on September 13, 2005).

  •
  Kaufman v. Suzuki et al., No. 05-09450-C (As amended, filed in 68th District Court, Dallas County, Texas on September 16, 2005).

        In addition, as described in Schedule 14D-9 and Schedule TO amendments filed with the SEC, there have been two shareholder derivative lawsuits filed related to the Original Offer (the "Derivative Suits"). The Derivative Suits and dates of filing are as follows:

  •
  Gillespie v. Suzuki et al., No. 05-11878-C (Filed in County Court at Law No. 3, Dallas County, Texas on September 9, 2005).

  •
  Alaska Laborers Employers' Pension Fund v. Seven-Eleven Japan Co., Ltd. et al., No. 05-12893-B (Filed in County Court at Law No. 3, Dallas County, Texas on September 22, 2005).

        The Class Action Suits and the Derivative Suits name Parent, Purchaser, the Company and certain of their officers and directors as defendants and generally allege, among other things, that the defendants breached their fiduciary duties owed to the Company's minority shareholders in connection with the Original Offer and that the price of the Original Offer is unfair and inadequate.

        On September 29, 2005, the plaintiffs in the Casden action filed a Non-Suit Without Prejudice in the 298th District Court, Dallas County, Texas. The remaining Class Action Suits were consolidated on September 30, 2005 in the 298th District Court of Dallas County, Texas under the caption In Re 7-Eleven, Inc. Shareholders Litigation (Consolidated Cause No. 05-08944-M) (the "Consolidated Class Action"). Also on September 30, 2005, the Derivative Suits were transferred to the 298th District Court.

        On October 11, 2005, certain defendants in the Gillespie action filed an Original Answer denying the allegations contained in the petition.

        On October 20, 2005, Parent entered into a Memorandum of Understanding with counsel for the class plaintiffs in the Consolidated Class Action. The basic terms of the Memorandum of Understanding, which is subject to court approval, are that: (i) Purchaser increase its tender offer price to $37.50 per share; (ii) no financial payment will be made directly to the class members; and (iii) the class plaintiffs will dismiss their claims and provide releases to Parent and Purchaser, and their respective officers, directors, employees or agents.

        The full text of the Memorandum of Understanding is filed as an exhibit to Amendment No. 7 to the Schedule TO filed by Parent on October 21, 2005. This summary discussion is qualified in its entirety by reference to the full text of the Memorandum of Understanding.

        No settlement agreement has been reached with respect to the Derivative Suits, and these lawsuits remain outstanding.

14.   Fees and Expenses.

        A detailed description of fees and expenses with respect to the Amended Offer is set forth in "The Offer—Section 14. Fees and Expenses" of the Offer to Purchase.

15.   Miscellaneous.

        The discussion set forth in "The Offer—Section 15. Miscellaneous" of the Offer to Purchase is hereby amended and supplemented as follows:

        The Amended Offer is being made solely by this Supplement, the Offer to Purchase, the original (blue) Letter of Transmittal and the revised (purple) Letter of Transmittal and is being made to the holders of Shares other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Amended Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN, IN THE OFFER TO PURCHASE OR IN THE REVISED (PURPLE) LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC Amendment No. 8 to the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all amendments and exhibits thereto, furnishing certain additional information with respect to the Amended Offer, which includes the information required by Schedule 13e-3. Such Schedule TO, and the amendments and exhibits thereto, should be available for inspection and copies should be obtainable in the manner described in "The Offer—Section 7. Certain Information Concerning the Company" of the Offer to Purchase.

        EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND IN THE REVISED (PURPLE) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE AMENDED OFFER, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, AS THE SAME HAVE BEEN AMENDED.

IYG Holding Company

October 25, 2005

        Facsimile copies of the original (blue) or revised (purple) Letter of Transmittal, properly completed and duly executed, will be accepted. The original (blue) or revised (purple) Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Amended Offer is:
The Bank of New York
By Mail:	By Hand:	By Overnight Courier:
The Bank of New York PO Box 859208 Braintree, Massachusetts 02185-9208	The Bank of New York Tender & Exchange Department 101 Barclay Street, 1E Receive & Deliver Window New York, New York 10286	The Bank of New York 161 Bay State Drive Braintree, Massachusetts 02184
By Facsimile Transmission: (781) 380-3388
To Confirm Facsimile Transmissions: (For Eligible Institutions Only) (781) 843-1833 x200 (For Confirmation Only)

        Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the revised (purple) Letter of Transmittal, the revised (orange) Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Amended Offer.

The Information Agent for the Amended Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free: (888) 750-5834
Banks & Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Amended Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street
New York, New York 10013
Call Toll-Free: (800) 956-2133

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE AMENDED OFFER
INTRODUCTION
SPECIAL FACTORS
THE AMENDED OFFER